EXHIBIT 7

Consolidated Report of Condition of
THE BANK OF NEW YORK TRUST COMPANY, N.A.
of 700 South Flower Street, Suite 200, Los Angeles, CA 90017

At the close of business June 30, 2006, published in accordance with Federal regulatory authority instructions.

		Dollar Amounts
		in Thousands
ASSETS

Cash and balances due from depository institutions:
Noninterest-bearing balances and currency and coin		3,885
Interest-bearing balances		0
Securities:
Held-to-maturity securities		63
Available-for-sale securities		64,252
Federal funds sold and securities purchased under agreements to resell:
Federal funds sold		49,300
Securities purchased under agreements to resell		115,000
Loans and lease financing receivables:
Loans and leases held for sale		0
Loans and leases, net of unearned income	0
LESS: Allowance for loan and lease losses	0
Loans and leases, net of unearned income and allowance		0
Trading assets		0
Premises and fixed assets (including capitalized leases)		3,897
Other real estate owned		0
Investments in unconsolidated subsidiaries and associated companies		0
Not applicable
Intangible assets:
Goodwill		267,487
Other Intangible Assets		15,747
Other assets		39,669
Total assets		$559,300

LIABILITIES

Deposits:
In domestic offices		2,420
Noninterest-bearing	2,420
Interest-bearing	0
Not applicable
Federal funds purchased and securities sold under agreements to repurchase:
Federal funds purchased		0
Securities sold under agreements to repurchase		0
Trading liabilities		0
Other borrowed money:
(includes mortgage indebtedness and obligations under capitalized leases)		58,000
Not applicable
Not applicable
Subordinated notes and debentures		0
Other liabilities		79,825
Total liabilities		140,245
Minority interest in consolidated subsidiaries		0

EQUITY CAPITAL

Perpetual preferred stock and related surplus		0
Common stock		1,000
Surplus (exclude all surplus related to preferred stock)		321,520
Retained earnings		96,770
Accumulated other comprehensive income		-235
Other equity capital components		0
Total equity capital		419,055
Total liabilities, minority interest, and equity capital (sum of items 21, 22, and 28)		559,300

I, William J. Winkelmann, Vice President of the above-named bank do hereby declare that the Reports of Condition and Income (including the supporting schedules) for this report date have been prepared in conformance with the instructions issued by the appropriate Federal regulatory authority and are true to the best of my knowledge and belief.

William J. Winkelmann        )               Vice President

We, the undersigned directors (trustees), attest to the correctness of the Report of Condition (including the supporting schedules) for this report date and declare that it has been examined by us and to the best of our knowledge and belief has been prepared in conformance with the instructions issued by the appropriate Federal regulatory authority and is true and correct.

Michael K. Klugman, President	)
Michael F. McFadden, MD	)	Directors (Trustees)
Frank P. Sulzberger, Vice President	)